Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES QUARTERLY NET INCOME OF $3.6 MILLION AND

CONTINUATION OF CASH DIVIDEND

TOMS RIVER, NEW JERSEY, July 23, 2009…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share amounted to $.26 for the quarter ended June 30, 2009 as compared to $.30 for the corresponding prior year period. For the six months ended June 30, 2009 diluted earnings per share amounted to $.56 as compared to $.64 for the corresponding prior year period. Net income for the quarter and six months ended June 30, 2009, prior to accounting for the preferred stock issued earlier in the year, increased to $3.6 million and $7.6 million, respectively, as compared to $3.5 million and $7.5 million, respectively, in the corresponding prior year periods. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on common stock of $.20 per share - covering the three month period ended June 30, 2009 - to be paid on August 14, 2009, to common shareholders of record on August 3, 2009.

Commenting on the quarter, CEO John R. Garbarino said: “We are pleased that earnings for the quarter and six-month period ending June 30, 2009, adjusted for non-recurring items,

increased over the respective prior periods. The Company remains well capitalized with Tangible Equity Capital of 8.48% and Total Risk Based Capital at the Bank of 14.1%. Additionally, our net interest margin continues to expand and we are also pleased to maintain our quarterly cash common stock dividend, unchanged from the prior quarters. Finally, following our May 27th announcement, we are excitedly moving forward with our strategic combination with Central Jersey Bancorp. The acquisition of Central Jersey Bank will improve our near and long-term earnings prospects and position us to compete effectively as a larger, stronger community bank, with enhanced franchise value and growth potential.”

Results of Operations

Net interest income for the three and six months ended June 30, 2009 increased to $16.2 million and $31.8 million, respectively, as compared to $14.3 million and $28.5 million, respectively, in the same prior year periods, reflecting a higher net interest margin and higher levels of interest-earning assets. The net interest margin increased to 3.56% and 3.52%, respectively, for the three and six months ended June 30, 2009 from 3.16% and 3.15%, respectively, in the same prior year periods. The yield on interest-earning assets decreased to 5.33% and 5.37%, for the three and six months ended June 30, 2009, respectively, as compared to 5.69% and 5.88%, respectively, in the same prior year periods. The asset yield for the six months ended June 30, 2008 benefited from $633,000 of income relating to an equity investment which was sold by the end of 2008. The cost of interest-bearing liabilities decreased to 2.00% and 2.08%, respectively, for the three and six months ended June 30, 2009, as compared to 2.78% and 2.98%, respectively, in the same prior year periods. Average interest-earning assets increased by $12.2 million and $1.7 million for the three and six months ended June 30, 2009 as compared to the same prior year periods. The increase was in mortgage-backed securities which rose $44.8 million and $34.4 million for the three and six months ended June 30, 2009, respectively, due to investment of the preferred stock proceeds from the Treasury’s Capital Purchase Program.

The provision for loan losses increased to $2.0 million and $1.2 million, respectively, for the three and six months ended June 30, 2009 as compared to $775,000 and $400,000, respectively, for the corresponding prior year periods. The increased provision is due to higher levels of non-performing loans and charge-offs.

Other income increased to $4.2 million and $7.3 million, respectively, for the three and six months ended June 30, 2009 as compared to $2.6 million and $6.4 million, respectively, in the same prior year periods. Loan servicing income (loss) decreased to a loss of $221,000 for the six months ended June 30, 2009 from income of $172,000 for the corresponding prior year period due to an impairment to the loan servicing asset of $263,000 recognized in the first quarter of 2009. The net gain on sales of loans and securities was $1.4 million and $2.0 million, respectively, for the three and six months ended June 30, 2009 as compared to losses of $718,000 and $122,000, respectively, for the corresponding prior year periods. The net loss for the three and six months ended June 30, 2008 includes an other than temporary impairment of $1.1 million on an equity investment. For the three and six months ended June 30, 2009 the net gain on the sale of loans includes a reversal of the provision for repurchased loans of $211,000 and $245,000, respectively, as compared to reversals of $0 and $161,000, respectively, for the corresponding prior year periods. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $835,000 at June 30, 2009 and there is currently one outstanding loan repurchase request which the Company is evaluating. There was one charge-off of $63,000 through the reserve for repurchased loans for the three and six months ended June 30, 2009. This charge-off relates to a repurchase request which was received and reserved for in 2008 and settled in the second quarter of 2009. Fees and service charges decreased to $2.6 million and $5.1 million, respectively, for the three and six months ended June 30, 2009 as compared to $2.9 million and $5.7 million, respectively, for the corresponding prior year periods due to a decrease in trust and investment service revenue. Income from Bank Owned Life Insurance decreased by $108,000 and $211,000, respectively, for the three and six months ended June 30, 2009 as compared to the same prior year periods due to a decline in the crediting rate in the lower interest rate environment.

Operating expenses increased to $13.2 million and $25.0 million, respectively, for the three and six months ended June 30, 2009, as compared to $11.4 million and $23.0 million respectively, for the corresponding prior year periods. Federal deposit insurance increased to $1.4 million and $1.9 million, respectively, for the three and six months ended June 30, 2009, as compared to $341,000 and $651,000, respectively, in the same prior year periods due to a special assessment of $869,000 for the three and six months ended June 30, 2009 and an increase in the assessment rate for FDIC deposit insurance effective January 1, 2009. Occupancy expense was adversely affected by a second quarter charge of $556,000 relating to all remaining lease obligations of Columbia Home Loans, LLC, the Company’s mortgage banking subsidiary which was shuttered in the fourth quarter of 2007. In light of the economic downturn and weak real estate market, the Company no longer expects to be able to sublet the vacant office space. General and administrative expense for the three and six months ended June 30, 2009 includes $169,000 of costs related to the Company’s previously announced merger with Central Jersey Bancorp. Operating expenses for the three and six months ended June 30, 2009 also include costs relating to the opening of two new branches in the latter part of 2008.

Financial Condition

Mortgage-backed securities available for sale increased to $89.4 million at June 30, 2009 as compared to $40.8 million at December 31, 2008 primarily due to the $38.3 million investment of preferred stock proceeds from the Treasury’s Capital Purchase Plan. Loans receivable, net decreased by $4.7 million at June 30, 2009 as compared to December 31, 2008 due to a decline in one-to-four family mortgage loans from increased prepayments relating to refinancings and the Bank’s ongoing strategy to sell most newly originated longer-term fixed-rate loans. This decline was partly offset by growth in commercial real estate lending. At June 30, 2009, the Company was holding subprime loans with a gross principal balance of $3.0 million and a carrying value, net of reserves and lower of cost or market adjustment of $1.9 million. Deposits increased to $1,364.6 million at June 30, 2009 from $1,274.1 million at December 31, 2008. The growth was concentrated in core deposits, defined as all deposits excluding time deposits, which increased $111.1 million. Time deposits decreased $20.7 million as the Bank continued to moderate its pricing for this product. Federal Home Loan Bank advances decreased to $258.0 million at June 30, 2009 from $359.9 million at December 31, 2008, primarily due to the increase in deposits as a funding source. Stockholders’ equity increased to $161.9 million at June 30, 2009 as compared to $119.8 million at December 31, 2008 due to the issuance of $38.3 million of preferred stock under the Treasury’s Capital Purchase Plan.

Asset Quality

The Company’s non-performing loans totaled $20.9 million at June 30, 2009, an increase from $16.0 million at December 31, 2008. The increase was concentrated in one-to-four family and consumer loans and is reflective of the unsettled economic environment. Non-performing commercial real estate loans, however, decreased by $166,000 at June 30, 2009 as compared to December 31, 2008. Non-performing loans at June 30, 2009 include $911,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $3.1 million of loans previously held for sale that were also written down to market value as of March 31, 2007, the date when these loans were transferred from held for sale to held for investment. For the six months ended June 30, 2009, the Company realized net loan charge-offs of $907,000. Of this amount, $635,000 are charge-offs relating to subprime loans originated by Columbia Home Loans, LLC, the Company’s mortgage banking subsidiary which has since been shuttered. The charge-offs relate to amounts which were previously specifically reserved for in the allowance for loan losses.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, July 24, 2009 at 11:00 a.m. Eastern time. The direct dial number for the call is (800) 860-2442. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 431970, from one hour after the end of the call until August 10, 2009. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30, 2009	December 31, 2008	June 30, 2008
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$22,423	$18,475	$28,746
Investment securities available for sale	31,890	34,364	51,460
Federal Home Loan Bank of New York stock, at cost	16,188	20,910	19,381
Mortgage-backed securities available for sale	89,436	40,801	46,948
Loans receivable, net	1,643,704	1,648,378	1,633,116
Mortgage loans held for sale	13,475	3,903	6,865
Interest and dividends receivable	6,411	6,298	6,553
Real estate owned, net	1,348	1,141	1,182
Premises and equipment, net	21,216	21,336	19,776
Servicing asset	6,817	7,229	8,071
Bank Owned Life Insurance	39,566	39,135	39,073
Other assets	17,111	15,976	13,068

Total assets	$1,909,585	$1,857,946	$1,874,239

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,364,570	$1,274,132	$1,299,306
Securities sold under agreements to repurchase with retail customers	77,246	62,422	73,735
Federal Home Loan Bank advances	258,000	359,900	329,000
Other borrowings	27,500	27,500	28,025
Advances by borrowers for taxes and insurance	8,716	7,581	8,881
Other liabilities	11,644	6,628	10,903

Total liabilities	1,747,676	1,738,163	1,749,850

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, 38,263 shares issued at June 30, 2009	37,285	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,371,768, 12,364,573 and 12,364,573 shares outstanding at June 30, 2009, December 31, 2008, and June 30, 2008, respectively	272	272	272
Additional paid-in capital	205,949	204,298	203,799
Retained earnings	162,088	160,267	157,728
Accumulated other comprehensive loss	(13,356)	(14,462)	(6,673)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,923)	(5,069)	(5,214)
Treasury stock, 14,805,604, 14,812,799 and 14,812,799 shares at June 30, 2009, December 31, 2008 and June 30, 2008, respectively	(225,406)	(225,523)	(225,523)
Common stock acquired by Deferred Compensation Plan	970	981	978
Deferred Compensation Plan Liability	(970)	(981)	(978)

Total stockholders’ equity	161,909	119,783	124,389

Total liabilities and stockholders’ equity	$1,909,585	$1,857,946	$1,874,239

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest income:
Loans	$22,791	$24,103	$45,963	$49,105
Mortgage-backed securities	873	573	1,641	1,184
Investment securities and other	552	991	1,002	2,900

Total interest income	24,216	25,667	48,606	53,189

Interest expense:
Deposits	4,777	6,707	9,873	14,571
Borrowed funds	3,285	4,698	6,918	10,120

Total interest expense	8,062	11,405	16,791	24,691

Net interest income	16,154	14,262	31,815	28,498

Provision for loan losses	1,200	400	2,000	775

Net interest income after provision for loan losses	14,954	13,862	29,815	27,723

Other income:
Loan servicing income (loss)	9	81	(221)	172
Fees and service charges	2,585	2,900	5,103	5,668
Net gain (loss) on sales of loans and securities available for sale	1,352	(718)	2,025	(122)
Net gain from other real estate operations	6	39	5	18
Income from Bank Owned Life Insurance	201	309	431	642
Other	2	9	6	11

Total other income	4,155	2,620	7,349	6,389

Operating expenses:
Compensation and employee benefits	5,738	5,806	11,565	11,740
Occupancy	1,814	1,195	3,289	2,396
Equipment	501	454	950	965
Marketing	380	453	704	847
Federal deposit insurance	1,405	341	1,907	651
Data processing	858	748	1,693	1,597
Legal	520	524	1,097	1,072
Check card processing	254	247	505	499
Accounting and audit	171	290	331	539
General and administrative	1,599	1,310	2,982	2,697

Total operating expenses	13,240	11,368	25,023	23,003

Income before provision for income taxes	5,869	5,114	12,141	11,109
Provision for income taxes	2,270	1,579	4,589	3,568

Net income	3,599	3,535	7,552	7,541
Dividends on preferred stock and warrant accretion	538	—	996	—

Net income available to common stockholders	$3,061	$3,535	$6,556	$7,541

Basic earnings per share	$0.26	$0.30	$0.56	$0.65

Diluted earnings per share	$0.26	$0.30	$0.56	$0.64

Average basic shares outstanding	11,710	11,666	11,703	11,653

Average diluted shares outstanding	11,757	11,740	11,750	11,709

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At June 30, 2009	At December 31, 2008	At June 30, 2008
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	8.48%	6.45%	6.64%
Common shares outstanding (in thousands)	12,372	12,365	12,365
Stockholders’ equity per common share	$10.09	$9.69	$10.06
Tangible stockholders’ equity per common share	10.09	9.69	10.06

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$12,290	$8,696	$7,652
Commercial real estate	5,361	5,527	4,770
Construction	67	—	233
Consumer	2,517	1,435	1,214
Commercial	702	385	538

Total non-performing loans	20,937	16,043	14,407
REO, net	1,348	1,141	1,182

Total non-performing assets	$22,285	$17,184	$15,589

Allowance for loan losses	$12,758	$11,665	$10,919

Allowance for loan losses as a percent of total loans receivable	0.77%	0.70%	0.66%
Allowance for loan losses as a percent of non-performing loans	60.94	72.71	75.79
Non-performing loans as a percent of total loans receivable	1.26	0.97	0.87
Non-performing assets as a percent of total Assets	1.17	0.92	0.83

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.76%	0.75%	0.80%	0.79%
Return on average stockholders’ equity	9.15	11.51	9.79	12.25
Interest rate spread	3.33	2.91	3.29	2.90
Interest rate margin	3.56	3.16	3.52	3.15
Operating expenses to average assets	2.78	2.40	2.64	2.42
Efficiency ratio	65.19	67.34	63.89	65.94

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

	At June 30, 2009	At December 31, 2008
LOANS RECEIVABLE

Real estate:
One- to-four family	$1,012,013	$1,039,375
Commercial real estate, multi-family and land	364,475	329,844
Construction	10,150	10,561
Consumer	218,784	222,797
Commercial	62,112	59,760

Total loans	1,667,534	1,662,337

Loans in process	(2,602)	(3,586)
Deferred origination costs, net	5,005	5,195
Allowance for loan losses	(12,758)	(11,665)

Total loans, net	1,657,179	1,652,281

Less: mortgage loans held for sale	13,475	3,903

Loans receivable, net	$1,643,704	$1,648,378

Mortgage loans serviced for others	$961,637	$977,410
Loan pipeline	109,563	69,751

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Loan originations	$198,437	$101,032	$325,686	$190,016
Loans sold	82,670	31,091	131,108	59,098
Net charge-offs	461	220	907	324

	At June 30, 2009	At December 31, 2008
DEPOSITS

Type of Account

Non-interest-bearing	$112,047	$97,278
Interest-bearing checking	589,144	517,334
Money market deposit	92,604	84,928
Savings	224,082	207,224
Time deposits	346,693	367,368

	$1,364,570	$1,274,132

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED JUNE 30,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$17,843	$81	1.82%
Investment securities (1)	55,822	288	2.06	63,245	484	3.06
FHLB stock	17,117	264	6.17	19,862	426	8.58
Mortgage-backed securities (1)	93,215	873	3.75	48,408	573	4.73
Loans receivable, net (2)	1,650,217	22,791	5.52	1,654,792	24,103	5.83

Total interest-earning assets	1,816,371	24,216	5.33	1,804,150	25,667	5.69

Non-interest-earning assets	85,951			92,239

Total assets	$1,902,322			$1,896,389

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$885,946	2,504	1.13	$777,350	3,053	1.57
Time deposits	353,608	2,273	2.57	423,120	3,654	3.45

Total	1,239,554	4,777	1.54	1,200,470	6,707	2.23
Borrowed funds	375,891	3,285	3.50	443,202	4,698	4.24

Total interest-bearing liabilities	1,615,445	8,062	2.00	1,643,672	11,405	2.78

Non-interest-bearing deposits	111,895			112,730
Non-interest-bearing liabilities	17,668			17,156

Total liabilities	1,745,008			1,773,558
Stockholders’ equity	157,314			122,831

Total liabilities and stockholders’ equity	$1,902,322			$1,896,389

Net interest income		$16,154			$14,262

Net interest rate spread (3)			3.33%			2.91%

Net interest margin (4)			3.56%			3.16%

	FOR THE SIX MONTHS ENDED JUNE 30,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$11,634	$142	2.44%
Investment securities (1)	55,978	589	2.10	62,931	1,851	5.88
FHLB stock	18,104	413	4.56	20,918	907	8.67
Mortgage-backed securities (1)	84,899	1,641	3.87	50,503	1,184	4.69
Loans receivable, net (2)	1,651,158	45,963	5.57	1,662,431	49,105	5.91

Total interest-earning assets	1,810,139	48,606	5.37	1,808,417	53,189	5.88

Non-interest-earning assets	85,903			94,964

Total assets	$1,896,042			$1,903,381

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$865,581	5,157	1.19	$758,864	6,344	1.67
Time deposits	356,854	4,716	2.64	433,269	8,227	3.80

Total	1,222,435	9,873	1.62	1,192,133	14,571	2.44
Borrowed funds	393,447	6,918	3.52	462,853	10,120	4.37

Total interest-bearing liabilities	1,615,882	16,791	2.08	1,654,986	24,691	2.98

Non-interest-bearing deposits	108,629			108,584
Non-interest-bearing liabilities	17,308			16,649

Total liabilities	1,741,819			1,780,219
Stockholders’ equity	154,223			123,162

Total liabilities and stockholders’ equity	$1,896,042			$1,903,381

Net interest income		$31,815			$28,498

Net interest rate spread (3)			3.29%			2.90%

Net interest margin (4)			3.52%			3.15%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.